EXHIBIT 99.1

Fastenal Company Reports 2009 Fourth Quarter and Annual Earnings

WINONA, Minn., Jan. 19, 2010 (GLOBE NEWSWIRE) -- The Fastenal Company of Winona, MN (Nasdaq:FAST) reported the results of the quarter and year ended December 31, 2009. Except as otherwise noted below, dollar amounts are in thousands.

Net sales for the three-month period ended December 31, 2009 totaled $476,750, a decrease of 12.5% from net sales of $544,959 in the fourth quarter of 2008. Net earnings decreased from $62,536 in the fourth quarter of 2008 to $44,536 in the fourth quarter of 2009, a decrease of 28.8%. Basic and diluted earnings per share decreased from $.42 to $.30 for the comparable periods.

Net sales for the year ended December 31, 2009 totaled $1,930,330, a decrease of 17.5% from net sales of $2,340,425 in 2008. Net earnings decreased from $279,705 in 2008 to $184,357 in 2009, a decrease of 34.1%. Basic and diluted earnings per share decreased from $1.88 to $1.24 for the comparable periods.

During 2009, Fastenal opened 69 new stores (Fastenal opened 161 new stores in 2008). These 69 new stores represent an increase of 3.0% since December 31, 2008. (We had 2,311 stores on December 31, 2008.) There were 12,045 total employees as of December 31, 2009, a decrease of 11.7% from the 13,634 total employees on December 31, 2008.

GENERAL COMMENTS AND COMMENTS ON CASH FLOW:

Similar to our first three quarterly releases in 2009, this quarter's discussion contains some additional points not typically covered in our quarterly releases in previous years. We believe these are important aspects that require added emphasis.

As we saw in the previous twelve months, the weakened economy continues to have a substantial impact on our business. These impacts continue to negatively affect our sales, particularly related to our industrial production business (business where we supply products that become part of the finished goods produced by others) and, as the year progressed, our non-residential construction business. To place this in perspective – sales to our manufacturing customers (historically approximately 50% of sales) contracted approximately 10.1% in the fourth quarter and 18.8% for the year versus the same periods in 2008. This contraction is less severe in the maintenance portion of our manufacturing sales (business where we supply products that maintain the facility or the equipment of our customers engaged in manufacturing), but more severe in the production business. Our non-residential construction business (historically 20% to 25% of sales) contracted approximately 24.7% in the fourth quarter and 19.4% for the year versus the same periods in 2008. The remaining business (sales to other resellers, government business, transportation/warehousing, other industries, and in-store retail sales) produced better results as a group, but unfortunately, doesn't have enough impact to offset the manufacturing and construction impact. The annual 2009 sales growth/contraction compared to 2008 sales for the remaining business was as follows: Sales to other resellers – 26% contraction, government business – 16% growth, transportation/warehousing – 3% contraction, all other industries combined – 0% growth, and in-store retail sales – 14% contraction.

On a sequential basis, our daily average sales to our manufacturing customers improved each month since May 2009 (with the exception of July and December 2009 due to the holiday impact) versus the previous month. This trend was the first sequential improvement since September 2008. However, this improvement was partially offset by continued weakening in our non-residential construction business.

Sometimes our comments are an effort to share our perspective regarding the trends with you, our shareholder. The discussion above is an attempt to provide insight into activities with types of customers and the discussion under the heading 'Sales Growth' later gives a somewhat mechanical view of our business based on the age of the store. Another way to think about our business is to compare our growth during a year to the act of climbing a stairway. This stairway has several predictable landings (i.e. April, July, and October to December), but generally speaking, climbs from January to October. The October landing then establishes the benchmark for the start of the next year.

History has identified these landings in our business cycle. They generally relate to months with impaired business days (an accountant's way to describe certain holidays). The first landing centers on Easter, which alternates between March and April (it was in April in 2009), the second landing centers on July 4th, and the third landing centers on the approach of winter with its seasonal impact on primarily our construction business and on the Christmas / New Year holidays. The holidays we noted impact the trends because they either move from month-to-month or because they move around during the week.

The table below shows the pattern to the sequential change in our daily sales (see definition of daily sales later in this release). The line labeled 'Past' is an historical average of the results for the period 1998 to 2003. We chose this time frame because it had similar characteristics, a weaker industrial economy in North America, and could serve as a benchmark for a possible trend line. The '2009' line is our actual results and the 'Delta' line is the difference between the 'Past' and '2009'.

	Jan.(1)	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
Past	0.9%	3.3%	2.9%	(0.3%)	3.4%	2.8%	(2.3%)	2.6%	2.6%	(0.7%)	(4.7%)	(6.0%)
2009	(18.3%)	(2.6%)	(1.4%)	(4.9%)	2.7%	1.7%	(3.6%)	5.5%	3.3%	(0.7%)	(2.0%)	(9.0%)
Delta	(19.2%)	(5.9%)	(4.3%)	(4.6%)	(0.7%)	(1.1%)	(1.3%)	2.9%	0.7%	0.0%	2.7%	(3.0%)

(1) – The January figures represent the percentage change from the previous October, whereas the remaining figures represent the percentage change from the previous month.

In the October 2008 to January 2009 time frame, our economy dug a big hole, and pulled our sales results from daily average annual sales growth of 11.9% in October to contraction of 8.5% in January. The 'Delta', or spread between the benchmark and the 2009 actual, in the February 2009 to April 2009 time frame averaged a negative 5.0%. This increased the annual sales contraction to 21.0% in April. The 'Delta' from May 2009 to July 2009 was not as significant, averaging a negative 1.1%; while this period was still painful, it began to show what we believe was the bottom of the drop. Finally, in the period from August 2009 to December 2009, the 'Delta' improved further, and averaged a positive 0.7%. Historically, we are hesitant to provide much forward looking commentary as we believe we are better able to provide value to our shareholders by managing the business and not by trying to predict the economy; however, our confidence in our ability to see sales growth in the near future is buoyed by these trends.

During 2009 we attempted to balance long-term opportunities for growth with the necessary short-term reactions to the current reality. In this regard, we previously slowed our store openings for 2009 to a range of 2% to 5% new stores and we stopped adding any headcount except for store openings and for stores that are growing. Over the last several years, our 'pathway to profit' initiative has slowly altered our cost structure in that a greater portion is now variable versus fixed. This continues to help us today as we navigate through the current economic environment. As discussed in our third quarter release, we began to stabilize our store total headcount in October 2009 as we began the steps to increase our rate of store openings. Assuming our confidence continues to be supported by an economy that is stable, we plan to continue increasing the rate of store openings, as we did in the fourth quarter of 2009, with the goal of resuming our historical rate of openings of 7% to 10% in the second half of 2010. This plan allows us to focus on the three drivers of our business: (1) average store size, which ultimately drives our level of profitability, (2) store headcount, and (3) store, or unit growth. The last two drive our ability to grow our sales long-term.

Our balance sheet continues to be very strong and our operations have good cash generating characteristics. During 2009, we have tried to manage it well. During 2009, we generated $306,071 (or 166.0% of net earnings) of operating cash flow; the comparable figure was $259,898 (or 92.9% of net earnings) in 2008. Our first quarter typically has stronger cash flow characteristics due to the timing of tax payments; this benefit reverses itself in the second, third, and fourth quarters as income tax payments go out in April, June, September, and December. The remaining amounts of cash flow from operating activities are largely linked to the pure dynamics of a distribution business and its strong correlation to working capital.

As we planned, our capital expenditures for 2009 were down from 2008. This was primarily related to the Indianapolis, IN distribution expansion and to our new distribution center location near Dallas, TX. Most of the expenditures for these two locations occurred in 2008 and the first half of 2009. As indicated in our 2008 Annual Report, we expected our capital expenditures would drop from approximately $95,000 in 2008 to $65,000 in 2009. The actual 2009 figure came in at $52,538 with the difference being driven by lower capital expenditures for computer software and equipment, real estate, and vehicles. In 2010, we expect our capital expenditures will drop to approximately $40,000. Again, this reduction is driven by a significant drop in expenditures for the aforementioned Indianapolis and Dallas facilities. This reduction will be partially offset by some added spending for computer equipment and vehicles in 2010, as well as some potential real estate purchases for our manufacturing and distribution operations.

The strong free cash flow in 2009 (operating cash flow less net capital expenditures) allowed us to increase our first dividend payment (declared January 2009 and paid in March 2009) by 40% (from $.25 per share in 2008 to $.35 per share in 2009). This strong free cash flow also allowed us to increase our second dividend payment (declared July 2009 and paid in August 2009) by 37% (from $.27 per share in 2008 to $.37 per share in 2009). Given the economic environment, we are satisfied with our cash flow for 2009. As announced yesterday, our Board of Directors declared a dividend of $.40 per share to be paid in February 2010; this represents a 14.3% increase over our first dividend in 2009.

SALES GROWTH:

Note – Daily sales are defined as the sales for the month divided by the number of business days in the month.

Stores opened greater than five years – The impact of the economy, over time, is best reflected in the growth performance of our stores opened greater than five years (store sites opened as follows: 2009 group – opened 2004 and earlier, 2008 group – opened 2003 and earlier, and 2007 group – opened 2002 and earlier). This store group is more cyclical due to the increased market share they enjoy in their local markets. During each of the twelve months in 2007, 2008, and 2009, the stores opened greater than five years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2007	4.8%	3.8%	7.8%	4.5%	5.4%	6.2%	6.1%	5.3%	6.3%	6.3%	7.9%	9.6%
2008	8.9%	8.8%	9.9%	10.5%	10.4%	11.2%	9.7%	11.3%	8.5%	6.8%	0.9%	(5.1%)
2009	(12.4%)	(14.3%)	(21.5%)	(25.2%)	(25.2%)	(26.3%)	(26.6%)	(24.7%)	(24.2%)	(21.7%)	(15.0%)	(12.1%)

Stores opened greater than two years – Our stores opened greater than two years (store sites opened as follows: 2009 group – opened 2007 and earlier, 2008 group – opened 2006 and earlier, and 2007 group – opened 2005 and earlier) represent a consistent same-store view of our business. During each of the twelve months in 2007, 2008, and 2009, the stores opened greater than two years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2007	7.3%	6.0%	9.4%	5.5%	6.7%	7.2%	6.5%	5.9%	6.8%	7.6%	8.8%	10.9%
2008	12.0%	11.1%	12.5%	13.1%	12.0%	12.0%	10.9%	12.8%	10.5%	8.1%	2.3%	(3.9%)
2009	(11.2%)	(13.8%)	(20.1%)	(24.0%)	(23.7%)	(25.1%)	(25.4%)	(24.0%)	(23.1%)	(20.9%)	(13.7%)	(10.6%)

All company sales – During each of the twelve months in 2007 and 2008, and 2009, all the selling locations combined had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2007	12.6%	11.8%	15.5%	12.0%	13.2%	14.8%	13.9%	13.4%	13.7%	14.7%	15.2%	16.8%
2008	15.6%	15.0%	16.9%	17.1%	16.0%	15.9%	14.8%	16.4%	14.3%	11.9%	6.8%	0.0%
2009	(8.5%)	(10.5%)	(17.4%)	(21.0%)	(20.7%)	(22.5%)	(22.9%)	(21.4%)	(20.8%)	(18.7%)	(12.0%)	(8.6%)

The growth in 2007 generally represents a weakening environment which began in late 2006. The final three months of 2007 continued in the same variable fashion as the previous nine months but showed consistent improvement from the third quarter daily sales growth rate of 13.5%. Generally speaking, this improvement in late 2007 remained in the first nine months of 2008 and weakened in the October to December time frame. The slow-down in the final three months of 2008 and all of 2009 relate to the general economic weakness in the global marketplace. Note – see our discussion by end market and about sequential trends earlier in this release.

PATHWAY TO PROFIT:

During April 2007 we disclosed our intention to alter the growth drivers of our business. For most of the last decade, we used store openings as the primary growth driver of our business (our historical rate was approximately 14% new stores each year). As announced in April 2007, we began to add outside sales personnel into existing stores at a faster rate than historical patterns. We funded this sales force expansion with the occupancy savings generated by opening stores at the rate of 7% to 10% per year (we opened approximately 3.0%, 7.5% and 8.1% new stores in 2009, 2008 and 2007, respectively, see also our disclosure above regarding the expected rate of 2010 store openings). Our goal was four-fold: (1) to continue growing our business at a similar rate with the new outside sales investment model, (2) to grow the sales of our average store to $125 thousand per month in the five year period from 2007 to 2012, (3) to enhance the profitability of the overall business by capturing the natural expense leverage that has historically occurred in our existing stores as their sales grow, and (4) to improve the performance of our business due to the more efficient use of working capital (primarily inventory) as our average store size increases. The economic weakness that dramatically worsened in the fall of 2008 and continued into 2009 caused us to alter the 'pathway to profit' during 2009. These changes center on two aspects (1) temporarily slowing store openings to a range of 2% to 5% (see earlier comments), and (2) stopping headcount additions except for store openings and for stores that are growing (see earlier comments). We believe the duration of the economic weakness and the prospects of future deterioration could delay the timing of when we achieve the $125 thousand per month average by several years. However, the current economic weakness only serves to strengthen our belief in the 'pathway to profit'.

Store Count and Full-Time Equivalent (FTE) Headcount – In response to the 'pathway to profit', we have increased our store count and our store FTE head count since first implementing this strategy. However, the rate of increase in store locations has slowed and FTE headcount for all types of personnel has been reduced since the economy weakened late in 2008. The number of stores at quarter end and the average FTE per quarter were as follows:

	December 2009	September 2009	June 2009	March 2009	December 2008
Store locations	2,369	2,352	2,350	2,342	2,311

Store personnel – FTE	7,007	7,087	7,203	7,754	8,252
Distribution and manufacturing personnel– FTE	1,768	1,763	1,856	1,972	2,218
Administrative and sales support personnel– FTE	1,298	1,322	1,362	1,393	1,412
Total – average FTE headcount	10,073	10,172	10,421	11,119	11,882

The percentage change (year-over-year) in the number of stores at quarter end and in the average FTE per quarter were as follows:

	December 2009	September 2009	June 2009	March 2009	December 2008
Store count growth	2.5%	2.3%	3.4%	5.8%	7.5%

Store personnel – FTE	(15.1)%	(14.4)%	(9.2)%	2.4%	12.8%
Distribution and manufacturing personnel– FTE	(20.3)%	(21.4)%	(13.5)%	(7.3)%	2.2%
Administrative and sales support personnel– FTE	(8.1)%	(5.8)%	1.1%	4.6%	4.7%
Total – average FTE headcount growth	(15.2)%	(14.7)%	(8.8)%	0.8%	9.7%

Note – Prior period data has been restated to conform to the current period presentation.

While we have reduced our FTE headcount at our store locations, much of this relates to a reduction in part-time hours worked as our absolute headcount numbers related to store personnel have remained more stable. We believe this allows us to manage our expense in the short-term while maintaining our ability to sell into the marketplace. The percentage change (year-over-year) in the absolute store personnel headcount at quarter end were as follows:

	December 2009	September 2009	June 2009	March 2009	December 2008
Store personnel – absolute headcount change	(9.9)%	(8.1)%	(4.0)%	1.9%	16.0%

Store Size and Profitability – The store groups listed in the table below, when combined with our strategic account stores, represented approximately 87% and 88% of our sales in the fourth quarter of 2009 and 2008, respectively.  Strategic account stores, which numbered 27 and 20 in the fourth quarter of 2009 and 2008, respectively, are stores that are focused on selling to a group of strategic account customers in a limited geographic market. Our remaining sales (approximately 13%) relate to either: (1) our in-plant locations, (2) our direct Fastenal Cold Heading business (including our new Holo-Krome business discussed under acquisition below), or (3) our direct import business. Our average store, excluding the business not sold through a store, had sales of $58,100 per month in the fourth quarter of 2009. This average was $70,200 and $72,500 per month in the fourth quarter of 2008 and 2007, respectively. The average age, number of stores, and pre-tax margin data by store size for the fourth quarter of 2009 and 2008, respectively, were as follows:

Three months ended December 31, 2009
Sales per Month	Average Age (Years)	Number of Stores	Percentage of Stores	Pre-Tax Margin Percentage
$0 to $30,000	3.9	620	26.2%	(16.2)%
$30,001 to $60,000	6.8	931	39.3%	10.0%
$60,001 to $100,000	9.3	516	21.8%	20.0%
$100,001 to $150,000	13.0	176	7.4%	23.8%
Over $150,000	15.5	99	4.2%	25.0%
Strategic account		27	1.1%
Total		2,369	100.0%

Three months ended December 31, 2008
Sales per Month	Average Age (Years)	Number of Stores	Percentage of Stores	Pre-Tax Margin Percentage
$0 to $30,000	2.7	498	21.6%	(23.9)%
$30,001 to $60,000	5.3	797	34.4%	9.9%
$60,001 to $100,000	8.0	539	23.3%	20.9%
$100,001 to $150,000	10.2	286	12.4%	25.9%
Over $150,000	14.1	171	7.4%	27.4%
Strategic account		20	0.9%
Total		2,311	100.0%

Note – Amounts may not foot due to rounding difference.

As we indicated earlier in this release, our goal is to increase the sales of our average store to approximately $125,000 per month (see earlier discussion). This will shift the store mix emphasis from the first three categories ($0 to $30,000, $30,001 to $60,000, and $60,001 to $100,000) to the last three categories ($60,001 to $100,000, $100,001 to $150,000, and over $150,000), and we believe will allow us to leverage our fixed cost and increase our overall productivity.

Note – Dollar amounts in this section are presented in whole dollars, not thousands.

IMPACT OF FUEL PRICES:

Rising fuel prices negatively impacted 2007 and 2008; however, we did feel some relief in the final months of 2008 and during 2009. During the first, second, third, and fourth quarter of 2009, our total vehicle fuel costs averaged approximately $1.7 million, $1.9 million, $2.1 million, and $2.0 million per month, respectively. During the first, second, third, and fourth quarter of 2008, our total vehicle fuel costs averaged approximately $2.9 million, $3.7 million, $3.7 million, and $2.4 million per month, respectively. The changes resulted from variations in fuel costs, the freight initiative discussed below, and changes in the number of vehicles at our store locations. These fuel costs include the fuel utilized in our distribution vehicles (semi-tractors, straight trucks, and sprinter trucks) which is recorded in cost of goods and the fuel utilized in our store delivery vehicles which is included in operating and administrative expenses (the split in the last several years has been approximately 50:50 between distribution and store use).

In 2005, we introduced our new freight model as a means to continue to improve our operating performance. The freight model represents a focused effort to haul a higher percentage of our products utilizing the Fastenal trucking network (which operates at a substantial savings to external service providers because of our ability to leverage our existing routes) and to charge freight more consistently in our various operating units. This initiative positively impacted our business over the last several years despite the changes in average per gallon fuel costs shown in the following table:

Per gallon average	2007 – Quarter
	1st	2nd	3rd	4th
Diesel fuel	$2.59	2.85	2.94	3.25
Gasoline	$2.31	2.96	2.86	2.92

Per gallon average	2008 – Quarter
	1st	2nd	3rd	4th
Diesel fuel	$3.47	4.30	4.38	3.11
Gasoline	$3.07	3.65	3.85	2.49

Per gallon percentage change	2008 – Quarter
	1st	2nd	3rd	4th
Diesel fuel	34.0%	50.9%	49.0%	(4.3%)
Gasoline	32.9%	23.3%	34.6%	(14.7%)

Per gallon average	2009 – Quarter
	1st	2nd	3rd	4th
Diesel fuel	$2.19	2.29	2.61	2.70
Gasoline	$1.86	2.25	2.55	2.54

Per gallon percentage change	2009 – Quarter
	1st	2nd	3rd	4th
Diesel fuel	(36.9%)	(46.7%)	(40.4%)	(13.2%)
Gasoline	(39.4%)	(38.4%)	(33.8%)	2.0%

STATEMENT OF EARNINGS INFORMATION (percentage of net sales):

	Year Ended December 31,			Three Months Ended December 31,
	2009	2008		2009	2008
Net sales	100.0%	100.0%		100.0%	100.0%
Gross profit margin	50.9%	52.8%		49.9%	53.4%

Operating and administrative expenses (1)	35.6%	33.6%	[1]	34.9%	35.2%
Gain (loss) on sale of property and equipment	(0.0)%	(0.0)%		(0.0)%	0.0%
Operating income (2)	15.3%	19.2%	[1]	14.9%	18.2%

Interest income	0.1%	0.0%		0.1%	0.1%
Earnings before income taxes (3)	15.4%	19.3%	[1]	15.0%	18.3%

Note – Amounts may not foot due to rounding difference.

1 See paragraph below for information on the impact of the legal settlement described below in the results of operations for the year ended December 31, 2008.

Legal Settlement: On August 29, 2008 we announced that we had reached a preliminary agreement to settle a purported class action lawsuit relating to the classification of our Assistant General Managers as exempt for purposes of the overtime provisions of the Fair Labor Standards Act (FLSA) and California, Oregon, and Pennsylvania state statutes. Pursuant to this settlement, which received court approval in 2009, we made cash payments during the fourth quarter of 2009 for approximately $10.3 million to cover claims by eligible class members, plaintiff attorneys' fees and costs, payments to the named plaintiffs, and payroll taxes. The expense for this settlement was recorded in the results for the third quarter ended September 30, 2008. The expense related to this legal settlement lowered our bonus payout by approximately $1.8 million for the third quarter of 2008. After factoring in the reduction of our bonus payout, this legal settlement resulted in a pre-tax expense of approximately $8.2 million for the quarter, or just over $0.03 per share (after-tax).

The percentages stated above for the year ended December 31, 2008 related to operating and administrative expenses, operating income, and earnings before income taxes were impacted by approximately 0.4 percentage points due to the legal settlement. Adjusted for the impact the (1) operating and administrative expenses would have been 33.2% (versus the reported 33.6%) for the year ended December 31, 2008; (2) operating income would have been 19.6% (versus the reported 19.2%) for the year ended December 31, 2008; and (3) earnings before income taxes would have been 19.7% (versus the reported 19.3%) for the year ended December 31, 2008.

Gross profit margin percentage for the year and fourth quarter of 2009 decreased from the same periods in 2008. The gross margin change was driven by different factors during 2008 versus 2009. The improvement during 2008 (when compared to 2007) was driven by several factors: (1) a focused effort to challenge our sales force to increase the gross margin on business with a lower than acceptable margin, (2) a focused effort to stay ahead of inflationary increases in product cost which provided short term inflation margin, (3) improvements in our direct sourcing operations, (4) continued focus on our freight initiative (discussed earlier), and (5) continued focus on our product availability within our network. This product availability focus centers on our 'master stocking hub' in Indianapolis, Indiana, and our efficient ability to pull product from store-to-store. Gross margins in 2009 were influenced by the factors noted above; however, the inflation margin noted in item (2) reversed from an inflation gain to a deflation loss as higher cost product purchased late in 2008, which turned through our system slower than anticipated, was sold against deflationary selling prices in 2009 and the competitive marketplace caused the margin on recently purchased product to drop due to added pressure on selling prices. These two issues continued to worsen during the latter half of 2009; with August 2009 being the worst month. The gross margin in 2009 was also impacted by reductions in vendor volume allowances due to the reductions in purchase volumes with our vendors relative to the prior year and due to our decision to purposely forego potential volume rebates in an effort to continue to aggressively manage our inventory levels. Sequentially, our gross margin slid from 50.0% in the third quarter of 2009 to 49.9% in the fourth quarter. We were disappointed by this; however, the drop came from further deterioration in our vender rebates and we remain confident in our ability to improve gross margins in 2010.

Operating and administrative expenses in the fourth quarter of 2009 decreased 13.2% from the fourth quarter of 2008 and 0.9% from the third quarter of 2009; for the year, these expenses decreased 12.6%. As we have discussed in the past, we will continue to stringently manage our operating and administrative expense growth in subsequent quarters due to the current weakened economy.

Historically, approximately 65% to 70% of our operating and administrative expenses consist of employee related costs. The components would be: (1) payroll (which includes cash compensation, stock option expense, and profit sharing), (2) health care, and (3) education. During the 2009 quarterly periods, this range has been reduced to 60% to 65% in the current environment due to the factors noted below.

The payroll costs for the fourth quarter of 2009 decreased 21.1% from the fourth quarter of 2008 and 0.7% from the third quarter of 2009; for the year, payroll costs decreased 18.3%. The disparity between the decrease of 15.2% full-time equivalent headcount noted above and the 21.1% expense decrease is driven by several factors: (1) contractions in sales commissions earned, (2) contractions in bonuses earned, (3) reductions of hours worked per employee and of temporary labor, and (4) a reduction of the profit sharing contribution earned. The decrease was partially offset by the increase in stock option expense noted below. As we have indicated in the past, our sales personnel (including our branch managers, district managers, and regional leaders) are rewarded for growth in sales, gross profit dollars, and pre-tax earnings. The negative growth rates of these amounts during the fourth quarter and the year ended December 31, 2009, when compared to the growth rates in the same periods of 2008, drove the contractions noted in (1), (2), and (4) above.

Two components of employee related costs did increase from 2008 to 2009 – health care costs and stock option expense. The health care costs for the fourth quarter of 2009 increased 52.4% from the fourth quarter of 2008 and 31.4% from the third quarter of 2009; for the year, health care costs increased 24.1%. The increase is due to rising health care costs and the increase in the percentage of employees opting for expanded coverage as their spouses have lost their insurance coverage at other employers due to the current economic environment. Our health benefits program is essentially a self-insured plan, and as the claim activity escalated during the year, we were caught by surprise in the final four to five months of the year due to the magnitude of the increase. With the benefit of hindsight, we underestimated three factors: (1) the impact of the shift in the mix of our participants noted above, (2) the impact of the gap between the expenses associated with providing COBRA benefits versus the funds received from the participants, and (3) the increase in health care utilization when compared to previous years.

The operating and administrative expenses for 2009 include $3,850 of compensation expense related to stock options. During 2008, this expense was $3,247. The increase from 2008 to 2009 was driven by stock option grants in April 2009 and 2008. The options issued in 2007, 2008, and 2009, vest over a five to eight year period. We estimate the three option grants, when combined, will result in compensation expense of approximately $330 per month for the next four years dropping slightly in the remaining period. No other stock options were outstanding during these periods.

The remaining costs within our operating and administrative expenses in the fourth quarter of 2009 decreased 5.3% from the fourth quarter of 2008 and 5.2% from the third quarter of 2009; for the year, these expenses decreased 5.7%. Occupancy expenses in the fourth quarter of 2009 increased 1.3% from the fourth quarter of 2008 and 2.0% from the third quarter of 2009; for the year, these expenses increased 3.1%. The annual increase in occupancy was driven by a 2.5% increase in the number of store locations, which was partially offset by reductions in rent expense at existing stores, and by the depreciation impact of our new or expanded facilities in Dallas TX, and Indianapolis, IN. Net transportation costs included in operating and administrative expenses in the fourth quarter of 2009 decreased 14.8% from the fourth quarter of 2008 and 10.5% from the third quarter of 2009; for the year, these expenses decreased 18.3%. The drop in gasoline prices contributed to the decrease in transportation costs on an annual basis while a drop in the number of vehicles in our fleet and stabilization in the sales price of our vehicles for sale contributed to the decrease on a sequential basis.

Income taxes, as a percentage of earnings before income taxes, were approximately 38.0% for 2009 and 2008, respectively. During the second, third, and fourth quarters of 2009, we had adjustments to our income tax expense relating to the finalization of certain tax returns and changes to uncertain tax position reserves. The net impact of these adjustments lowered our effective income tax rate approximately 0.1% for 2009.  This rate fluctuates over time based on (1) the income tax rates in the various jurisdictions in which we operate, (2) the level of profits in those jurisdictions, and (3) changes in tax law and regulations in those jurisdictions.

WORKING CAPITAL:

The year-over-year comparison, the year-to-date comparison, and the related dollar and percentage changes related to accounts receivable and inventories were as follows:

Year-over-year change	Balance at December 31,			Twelve Month Dollar Change December 31,		Twelve Month Percentage Change December 31,
	2009	2008	2007	2009	2008	2009	2008
Accounts receivable, net	$214,169	244,940	236,331	$(30,771)	8,609	(12.6%)	3.6%
Inventories	$508,405	564,247	504,592	$(55,842)	59,655	(9.9%)	11.8%

These two assets were impacted by our initiatives to improve working capital. These initiatives include (1) the establishment of a centralized call center to facilitate accounts receivable management (this facility became operational early in 2005) and (2) the tight management of all inventory amounts not identified as either expected store inventory, new expanded inventory, inventory necessary for upcoming store openings, or inventory necessary for our 'master stocking hubs'.

The accounts receivable decrease of 12.6% from December 2008 to December 2009 was created by a daily sales decrease of 12.0% and 8.6% in November and December 2009, respectively. The accounts receivable increase of 3.6% from December 31, 2007 to December 31, 2008 relates to a daily sales increase of 6.8% and 0.0% in November and December 2008, respectively. A portion of our inventory procurement has a longer lead time than our ability to foresee sales trends; therefore, the drop in sales growth activity late in the fourth quarter of 2008 and during the first quarter of 2009 continued to result in inventory consumption that was less than the amount of inbound product, with the exception of March 2009. The inventory decrease noted in March 2009 continued through most of 2009. Our inventory dropped approximately $9,000, $36,000, and $21,000 during the first, second, and third quarters of 2009, respectively. The inventory grew by approximately $10,000 in the fourth quarter; approximately half of this increase related to our December 2009 acquisition of Holo-Krome (discussed later) and the balance related to an increase in inventory stocking at our distribution centers to support the improving sales trends we have seen since August 2009.

As we indicated in earlier communications, our goal is to move the ratio of annual sales to accounts receivable and inventory (Annual Sales: AR&I) back to a better than a 3.0:1 ratio (on December 31, 2009 and 2008 we had a ratio of 2.7:1 and 2.9:1, respectively).

ACQUISITION:

On December 18, 2009 we purchased certain assets of a domestic manufacturer of socket product (a type of fastener). The business has an established name, 'Holo-Krome' and has a good depth of knowledge with its approximately 90 employees. We believe this business will be a good addition to serving the needs of our customers. The business did not have a meaningful impact on our 2009 financial results (there were some balance sheet impacts of the all cash acquisition, as noted in our cash flow statement). The acquisition is not expected to have a material impact on our overall sales in 2010.

STOCK REPURCHASE AND DIVIDENDS:

On July 10, 2009, we issued a press release announcing our Board of Directors had authorized purchases by us of up to 2,000,000 shares of our common stock. This authorization replaced any unused authorization previously granted by the Board of Directors. During 2009, we purchased 1,100,000 shares of our outstanding stock at an average price of approximately $37.37 per share. These purchases occurred in the fourth quarter of 2009.

During 2009 we paid two dividends totaling $106,943 (or $0.72 per share).  During 2008 we paid two regular dividends totaling $77,371 (or $0.52 per share) and a special third dividend totaling $40,103 (or $0.27 per share). As indicated earlier, we declared our first 2010 dividend yesterday for $0.40 per share, the payment of which will occur in late February 2010.

STORE COUNT ON DECEMBER 31, 2009:

During 2009, we closed ten store locations and converted one location to a customer only type. On December 31, 2009 we had 2,369 stores, which consisted of the 2,311 stores at the start of the year, the 69 stores we opened, less the ten stores we closed, and less the one store we converted.

ADDITIONAL INFORMATION:

This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding (1) 2010 capital expenditures, (2) our anticipated sales growth in the near future, (3) the goals of our long-term growth strategy, 'pathway to profit', including the anticipated rate of new store openings, planned additions to our outside sales personnel, the expected funding of such additions out of cost savings resulting from the slowing of the rate of new store openings, the growth in average store sales expected to result from this strategy, our ability to capture leverage and working capital efficiency expected to result from this strategy, and our ability to increase overall productivity as a result of this strategy, (4) our intent to manage our operating and administrative expense growth, (5) the expected amount of future compensation expense resulting from existing stock options, (6) our ability to improve gross margins in 2010, (7) our goals regarding improvements in our ratio of annual sales to accounts receivable and inventory, (8) the expected impact of the Holo-Krome acquisition on sales in 2010, (9) our working capital goals and expected returns on total assets when working capital is appropriately managed, and (10) our intent to stabilize our total store headcount and increase our range of store openings commencing in 2010. The following factors are among those that could cause the Company's actual results to differ materially from those predicted in such forward‑looking statements: (1) a more prolonged downturn in the economy, a significant decline in industrial production, or a change, from that projected, in the number of North American markets able to support new stores could cause store openings to change from that expected and could prolong our current sales contraction, (2) changes in the rate of new store openings could cause us to modify our planned 2010 capital expenditures, (3) a more prolonged downturn in the economy, changes in the expected rate of new store openings, difficulties in successfully attracting and retaining additional qualified outside sales personnel, and difficulties in changing our sales process could adversely impact our ability to achieve the goals of our 'pathway to profit' initiative, (4) a worsening trend in the economy and our sales could make it difficult to effectively manage our operating and administrative expense growth, (5) a change in accounting for stock-based compensation or the assumptions used could change the amount of stock-based compensation recognized, (6) a more prolonged downturn in the economy or a change in our purchasing patterns could affect our ability to improve gross margins in 2010, (7) a more prolonged downturn in the economy, a change in accounts receivable collections, a change in raw material costs, a change in buying patterns, or a change in vendor production lead times could cause us to fail to attain our goals regarding improvements in our ratio of annual sales to accounts receivable and inventory,  (8) a downturn in the economy or a significant decline in industrial production could change the expected impact of Holo-Krome on our 2010 sales, (9) a downturn in the economy, a change in accounts receivable collections, a change in raw material costs, a change in buying patterns, or a change in vendor production lead times could cause us to fail to attain our goals regarding working capital and rates of return on assets, and (10) a more prolonged downturn in the economy could affect our ability to stabilize our total store headcount and increase our range of store openings commencing in 2010. A discussion of other risks and uncertainties which could cause our operating results to vary from anticipated results or which could materially adversely effect our business, financial condition, or operating results is included in our 2008 annual report on Form 10-K under the sections captioned "Certain Risks and Uncertainties" and "Item 1A. Risk Factors". FAST-E

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets
(Amounts in thousands except share information)

	(Unaudited)
Assets	December 31, 2009	December 31, 2008

Current assets:
Cash and cash equivalents	$164,852	85,892
Marketable securities	24,400	851
Trade accounts receivable, net of allowance for doubtful accounts of $4,086 and $2,660, respectively	214,169	244,940
Inventories	508,405	564,247
Deferred income tax assets	15,868	15,909
Prepaid income taxes	11,657	--
Other current assets	45,962	63,564
Total current assets	985,313	975,403

Marketable securities	6,238	846
Property and equipment, less accumulated depreciation	335,004	324,182
Other assets, less accumulated amortization	3,752	3,718

Total assets	$1,330,307	1,304,149

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$53,490	63,949
Accrued expenses	66,019	83,545
Income taxes payable	--	499
Total current liabilities	119,509	147,993

Deferred income tax liabilities	19,955	13,897

Stockholders' equity:
Preferred stock, 5,000,000 shares authorized	--	--
Common stock, 200,000,000 shares authorized, 147,430,712 and 148,530,712 shares issued and outstanding, respectively	1,474	1,485
Additional paid-in capital	333	1,559
Retained earnings	1,175,641	1,134,244
Accumulated other comprehensive income	13,395	4,971
Total stockholders' equity	1,190,843	1,142,259

Total liabilities and stockholders' equity	$1,330,307	1,304,149

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings
(Amounts in thousands except earnings per share)

	(Unaudited)		(Unaudited)
	Year ended		Three months ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$1,930,330	2,340,425	476,750	544,959

Cost of sales	946,895	1,104,333	239,035	253,769
Gross profit	983,435	1,236,092	237,715	291,190

Operating and administrative expenses	686,792	785,688	166,621	191,917
Gain (loss) on sale of property and equipment	(850)	(167)	(60)	32
Operating income	295,793	450,237	71,034	99,305

Interest income	1,697	930	385	295

Earnings before income taxes	297,490	451,167	71,419	99,600

Income tax expense	113,133	171,462	26,883	37,064

Net earnings	$184,357	279,705	44,536	62,536

Basic and diluted net earnings per share	$1.24	1.88	0.30	0.42

Basic and diluted weighted average shares outstanding	148,358	148,831	147,848	148,531

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(Amounts in thousands)

	(Unaudited)
	Year ended
	December 31,
	2009	2008

Cash flows from operating activities:
Net earnings	$184,357	279,705
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	40,020	39,201
Loss on sale of property and equipment	850	167
Bad debt expense	9,409	7,498
Deferred income taxes	6,099	(2,419)
Stock based compensation	3,850	3,247
Amortization of non-compete agreement	67	67
Changes in operating assets and liabilities, net of acquisition:
Trade accounts receivable	21,362	(16,107)
Inventories	60,425	(59,655)
Other current assets	17,747	4,203
Accounts payable	(14,172)	8,596
Accrued expenses	(17,526)	7,980
Income taxes	(12,156)	(6,374)
Other	5,739	(6,211)
Net cash provided by operating activities	306,071	259,898

Cash flows from investing activities:
Purchase of property and equipment	(52,538)	(95,306)
Cash paid for acquisitions	(5,032)	--
Proceeds from sale of property and equipment	4,863	8,383
Net (increase) decrease in marketable securities	(28,941)	412
Net increase in other assets	(101)	(72)
Net cash used in investing activities	(81,749)	(86,583)

Cash flows from financing activities:
Purchase of common stock	(41,105)	(25,958)
Payment of dividends	(106,943)	(117,474)
Net cash used in financing activities	(148,048)	(143,432)

Effect of exchange rate changes on cash	2,686	(1,211)

Net increase in cash and cash equivalents	78,960	28,672

Cash and cash equivalents at beginning of year	85,892	57,220
Cash and cash equivalents at end of year	$164,852	85,892

Supplemental disclosure of cash flow information:
Cash paid during each year for:
Income taxes	$118,035	173,539

CONTACT:  Fastenal Company
          Dan Florness, CFO
          507.454.5374